Exhibit 16.1

Tel: +1 914-299-2750
215-43 48th Ave, 2D, Bayside, New York, 11364	Email: Vivianhu@rhgroupcpa.com

Oct 12, 2021

Office of the Chief Accountant
Securities and Exchange Commission
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by Clancy Corp. (the Company), which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ RH CPA
RH CPA